Exhibit 10.5
Employment Agreement
     This Employment Agreement (the “Agreement”) is entered into this 13th day of November, 2006 by and between Globe Specialty Metals, Inc. (the “Company”) and Arden Sims (“Executive”).
     WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and
     WHEREAS, Executive has agreed to perform services for the Company as set forth below.
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:
1. Position. Executive shall serve as the Company’s Chief Operating Officer (“COO”) reporting to the Company’s Chief Executive Officer (“CEO”). Executive shall perform such responsibilities that are normally associated with the COO position and as otherwise may be assigned to Executive from time to time by the CEO. Executive’s position shall commence on the date this Agreement is executed (the “Commencement Date”).
2. Term. Executive’s employment will be for a term of three (3) years from the Commencement Date, with automatic one (1) year renewal terms thereafter (collectively, the “Term”) unless Executive or the Company give written notice to the other at least ninety (90) days prior to the expiration of any Term of such party’s election not to further extend this Agreement. Any termination of Executive’s employment will be governed by the terms set forth in this Agreement. Termination of this Agreement shall be effectuated in writing, and notice of which shall be provided at least thirty (30) days prior to the effective date of such termination.
3. Compensation and Benefits.
     (a) Executive’s base pay shall be at an annual rate of $400,000.00, which shall be payable in accordance with the Company’s customary payroll practices, minus customary deductions for federal and state taxes and the like (the “Base Pay”). Executive’s Base Pay shall be subject to annual adjustments at the discretion of the Company based on merit.
     (b) Bonuses shall be awarded at the discretion of the Company.
     (c) The Company shall award Executive a stock option to purchase 500,000 shares of the Company’s common stock (the “Option”) at the following strike prices: 1/3 of the Option shall be priced at $6.25 (the “First Tranche”); 1/3 of the Option shall be priced at $8.50 (the “Second Tranche”); and the final 1/3 of the Option shall be priced at $10.00 (the “Third Tranche”). Provided Executive continues to be employed by the Company on each of the following vesting dates, the First Tranche shall vest on the first anniversary of the Commencement Date, the Second Tranche shall vest on the second anniversary of the Commencement Date, and the Third Tranche shall vest on the third anniversary of the

Commencement Date. The Option shall be governed by a stock option plan to be adopted by the Company, except to the extent such plan is inconsistent with any of the terms set forth in this Agreement.
     (d) Executive shall be offered the various benefits currently offered by the Company generally to its employees including, without limitation, life and health insurance. Any such benefits may be modified or changed from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable formal plan document. Executive shall be fully reimbursed for all reasonable and necessary business expenses upon presentation of adequate documentation to the Compare demonstrating same.
     (e) Executive will be granted twenty (20) paid time off days (“PTO” days) for Executive’s use for vacation, personal or sick leave. Executive’s accrued but unused PTO days shall not be paid to Executive upon termination of employment.
4. Severance.
     (a) In the event Executive is terminated without “Cause” as such term is defined below, or in the event that Executive resigns “For Good Reason” as such term is defined below, Executive shall be entitled to severance in the amount of one year of his Base Pay, to be paid on a payroll basis, provided Executive first executes a release in a form reasonably satisfactory to the Company. In addition, Executive shall be entitled to continued health insurance coverage for a one-year period at the Company’s expense (collectively, the “Severance Pay and Benefits”). The Severance Pay and Benefits are conditioned upon Executive’s compliance with Section 6 below.
     (b) For purposes of this Agreement, “Cause” shall mean termination for:
          (i) Executive’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, material fraud or embezzlement of the Company’s property or a charge or indictment of any other felony; or
          (ii) Executive’s breach of any of the material terms of this Agreement, including the confidentiality obligations set forth herein.
     (c) For purposes of this Agreement, “For Good Reason” shall mean Executive’s resignation following:
          (i) a material breach by the Company of its obligations hereunder, provided Executive has first given notice to the Company of such alleged breach and the Company has failed to cure same within ten (10) days of receipt of such notice; or
          (ii) Executive’s compensation and benefits are materially reduced.

     (d) Severance Pay shall not be required under this Agreement if (i) Executive terminates employment voluntarily, other than For Good Reason; or (ii) Executive is terminated for Cause; or (iii) this Agreement terminates because of Executive’s death.
     (e) Notwithstanding any other provision with respect to the timing of payments under this Section, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company within the meaning of Code Section 409A, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following Executive’s termination of employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4(a).
     (f) The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Code Section 409A. Executive and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement. In the event that the Company determines in good faith that it is required to withhold taxes from any payment or benefit already provided to Executive, Executive agree to pay on demand the amount the Company has determined to the Company.
5. Indemnity. The Company shall indemnify Executive and hold Executive harmless from any and all claims arising from or relating to Executive’s performance of Executive’s duties hereunder to the fullest extent permitted by law and/or the Company’s Directors and Officers Liability Insurance or applicable certificate of incorporation or bylaws or other applicable document.
6. Confidentiality, Non-Competition and Non-Solicitation.
     (a) Definition: “Confidential Information” means all Company proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer and client lists, developments, inventions, processes, technology, designs, drawings, marketing and other plans, business strategies and financial data and information. “Confidential Information” shall also mean information received by the Company from customers or clients or other third parties subject to a duty to keep confidential.
     (b) Duty Not to Disclose: Executive will be exposed to and have access to the Company’s Confidential Information. Executive agree to hold all Confidential Information in strict confidence and trust for the sole benefit of the Company and he will not disclose, use, copy, publish, summarize, or remove any Confidential Information from the Company’s premises, except as specifically authorized in writing by the Company or in connection with the usual course of Executive’s employment.

     (c) Documents and Materials: Executive further agrees that Executive will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of the Company, to the Company immediately upon cessation of Executive’s employment with the Company. These terms are in addition to any statutory or common law obligations that Executive may have relating to the protection of the Company’s Confidential Information or its property. These restrictions shall survive the termination of employment.
     (d) Noncompetition and Nonsolicitation.
          (i) During the Term and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, whether as an employee, consultant or other affiliate, engage in a business competitive with that of the Company in the geographic area in which the Company does business.
          (ii) During the Term and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.
          (iii) During the Term and for a period of twelve (12) months after termination of Executive’s employment for any reason, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.
     (e) If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
     (f) The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.
     (g) Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, or (c) by facsimile transmission at the address of record of Executive or the Company, or at such other place as may from time to time be designated by either party in writing.
8. Assignment. This Agreement is not assignable by Executive but may be assigned by the Company without Executive’s prior consent.
9. Merger Clause/Governing Law/Jury Waiver. This Agreement constitutes the entire agreement regarding the terms and conditions of Executive’s employment with the Company. This Agreement supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the terms of employment. This Agreement may only be amended in a writing that is executed by both Executive and the Company. This Agreement shall be governed by the law of the State of Delaware without regard to conflicts of laws. Executive hereby waives trial by jury with respect to any action arising out of or relating to this Agreement or Executive’s employment by the Company.

Globe Specialty Metals, Inc.
By:	/s/ Alan Kestenbaum
Its:

/s/ Arden Sims
Arden Sims

Date executed

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